Bryan Cave LLP
                                                        700 Thirteenth Street NW
                                                       Washington, DC 20005-3960
                                                                  (202) 508-6000
                                                      Facsimile:  (202) 508-6200

                                 August 10, 2000



MEMC Electronic Materials, Inc.
501 Pearl Drive (City of O'Fallon)
St. Peters, Missouri 63376

Ladies and Gentlemen:

     We have acted as special counsel to MEMC Electronic Materials, Inc. (the "Company") in connection with the registration on Form S-8 under the Securities Act of 1933, as amended, by the Company of a total of 3,600,000 shares (the "Shares") of the Company's common stock, $.01 par value per share, issuable by the Company upon the exercise of awards granted pursuant to the 1995 Equity Incentive Plan, as amended and restated through August 3, 2000 (the "Plan").

     In connection herewith, we have examined and relied as to matters of fact upon such certificates of public officials, such certificates of officers of the Company and originals or copies certified to our satisfaction of the Restated Certificate of Incorporation and Restated Bylaws of the Company, the Plan, proceedings of the Board of Directors of the Company and other corporate records, documents, certificates and instruments as we have deemed necessary or appropriate in order to enable us to render the opinion expressed below.

     In rendering the following opinion, we have assumed the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatted copies. In addition, we have assumed that the certificates for the Shares to be issued will be duly registered and countersigned by the Company's transfer agent.

     Based on the foregoing and in reliance thereon, we are of the opinion that the shares have been duly and validly authorized for issuance and, when issued, delivered and paid for in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the aforesaid registration statement on Form S-8.

                                         Sincerely,


                                         /s/ Bryan Cave LLP
                                         Bryan Cave LLP